Exhibit 99.1

BIMI International Medical Inc. Announces Appointment of New Chief Financial Officer

NEW YORK, July 19, 2021 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a leading healthcare products and services provider in China, today announced the appointment of Amy Xue as the Company’s new Chief Financial Officer, effective July 15, 2021.

Xue is a CPA and ACCA certified accountant and experienced senior finance executive. Prior to her appointment as BIMI’s Chief Financial Officer, she served as CFO at iFresh, Inc. (NASDAQ:IFMK) between March 2020 and June 2021. She has also served as the CFO of Goldenbridge Acquisition Ltd. since March 2020 and is also the Audit Committee Chairwoman at MingZhu Logistics Holdings Limited (Nasdaq:YGMZ) since September 2020. From July 2018 to March 2020, Xue served as CFO at XT Energy Group, Inc, in charge of XTEG’s communication with SEC, investors and overseeing periodical financial reports. She has also been a partner of Capital Market Accounting Services at Wall Street CPA Services, LLC since November 2010, providing accounting consulting services to public companies listed in US.

Mr Tiewei Song, Chief Executive Officer and President of the Company, commented: “Ms Xue has a breadth of experience and extensive expertise in capital market transactions and driving efficiencies that will be key for the future of BIMI. Her appointment positions the company strategically for the future as we prepare to take the next steps to drive BIMI’s financial growth, which will see the Company solidify its position as a leading provider of healthcare products and services in China.”

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates two private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact:

Janice Wang

EverGreen Consulting Inc.

Email: IR@changqingconsulting.com

Phone: +1 571-464-9470 (from U.S.)

+86 13811768559 (from China)